EXHIBIT A

Asian Infrastructure Investment Bank

Articles of Agreement

The countries on whose behalf the present Agreement is signed agree as follows:

CONSIDERING the importance of regional cooperation to sustain growth and promote economic and social development of the economies in Asia and thereby contribute to regional resilience against potential financial crises and other external shocks in the context of globalization;

ACKNOWLEDGING the significance of infrastructure development in expanding regional connectivity and improving regional integration, thereby promoting economic growth and sustaining social development for the people in Asia, and contributing to global economic dynamism;

REALIZING that the considerable long-term need for financing infrastructure development in Asia will be met more adequately by a partnership among existing multilateral development banks and the Asian Infrastructure Investment Bank (hereinafter referred to as the “Bank”);

CONVINCED that the establishment of the Bank as a multilateral financial institution focused on infrastructure development will help to mobilize much needed additional resources from inside and outside Asia and to remove the financing bottlenecks faced by the individual economies in Asia, and will complement the existing multilateral development banks, to promote sustained and stable growth in Asia;

HAVE AGREED to establish the Bank, which shall operate in accordance with the following:

Chapter I

PURPOSE, FUNCTIONS AND MEMBERSHIP

Article 1 Purpose

1. The purpose of the Bank shall be to: (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

2. Wherever used in this Agreement, references to “Asia” and “region” shall include the geographical regions and composition classified as Asia and Oceania by the United Nations, except as otherwise decided by the Board of Governors.

Article 2 Functions

To implement its purpose, the Bank shall have the following functions:

(i)	to promote investment in the region of public and private capital for development purposes, in particular for development of infrastructure and other productive sectors;

(ii)

to utilize the resources at its disposal for financing such development in the region, including those projects and programs which will contribute most effectively to the harmonious economic growth of the region as a whole and having special regard to the needs of less developed members in the region;

(iii)

to encourage private investment in projects, enterprises and activities contributing to economic development in the region, in particular in infrastructure and other productive sectors, and to supplement private investment when private capital is not available on reasonable terms and conditions; and

(iv)	to undertake such other activities and provide such other services as may further these functions.

Article 3 Membership

1. Membership in the Bank shall be open to members of the International Bank for Reconstruction and Development or the Asian Development Bank.

(a)

Regional members shall be those members listed in Part A of Schedule A and other members included in the Asia region in accordance with paragraph 2 of Article 1. All other members shall be non-regional members.

(b)

Founding Members shall be those members listed in Schedule A which, on or before the date specified in Article 57, shall have signed this Agreement and shall have fulfilled all other conditions of membership before the final date specified under paragraph 1 of Article 58.

2. Members of the International Bank for Reconstruction and Development or the Asian Development Bank which do not become members in accordance with Article 58 may be admitted, under such terms and conditions as the Bank shall determine, to membership in the Bank by a Special Majority vote of the Board of Governors as provided in Article 28.

3. In the case of an applicant which is not sovereign or not responsible for the conduct of its international relations, application for membership in the Bank shall be presented or agreed by the member of the Bank responsible for its international relations.

CHAPTER II

CAPITAL

Article 4 Authorized Capital

1. The authorized capital stock of the Bank shall be one hundred billion United States dollars ($100,000,000,000), divided into one million (1,000,000) shares having a par value of 100,000 dollars ($100,000) each, which shall be available for subscription only by members in accordance with the provisions of Article 5.

2. The original authorized capital stock shall be divided into paid-in shares and callable shares. Shares having an aggregate par value of twenty billion dollars ($20,000,000,000) shall be paid-in shares, and shares having an aggregate par value of eighty billion dollars ($80,000,000,000) shall be callable.

3. The authorized capital stock of the Bank may be increased by the Board of Governors by a Super Majority vote as provided in Article 28, at such time and under such terms and conditions as it may deem advisable, including the proportion between paid-in and callable shares.

4. The term “dollar” and the symbol “$” wherever used in this Agreement shall be understood as being the official currency of payment of the United States of America.

Article 5 Subscription of Shares

1. Each member shall subscribe to shares of the capital stock of the Bank. Each subscription to the original authorized capital stock shall be for paid-in shares and callable shares in the proportion two (2) to eight (8). The initial number of shares available to be subscribed by countries which become members in accordance with Article 58 shall be that set forth in Schedule A.

2. The initial number of shares to be subscribed by countries which are admitted to membership in accordance with paragraph 2 of Article 3 shall be determined by the Board of Governors; provided, however, that no such subscription shall be authorized which would have the effect of reducing the percentage of capital stock held by regional members below seventy-five (75) per cent of the total subscribed capital stock, unless otherwise agreed by the Board of Governors by a Super Majority vote as provided in Article 28.

3. The Board of Governors may, at the request of a member, increase the subscription of such member on such terms and conditions as the Board may determine by a Super Majority vote as provided in Article 28; provided, however, that no such increase in the subscription of any member shall be authorized which would have the effect of reducing the percentage of capital stock held by regional members below seventy-five (75) per cent of the total subscribed capital stock, unless otherwise agreed by the Board of Governors by a Super Majority vote as provided in Article 28.

4. The Board of Governors shall at intervals of not more than five (5) years review the capital stock of the Bank. In case of an increase in the authorized capital stock, each member shall have a reasonable opportunity to subscribe, under such terms and conditions as the Board of Governors shall determine, to a proportion of the increase of stock equivalent to the proportion which its stock theretofore subscribed bears to the total subscribed capital stock immediately prior to such increase. No member shall be obligated to subscribe to any part of an increase of capital stock.

Article 6 Payment of Subscriptions

1. Payment of the amount initially subscribed by each Signatory to this Agreement which becomes a member in accordance with Article 58 to the paid-in capital stock of the Bank shall be made in five (5) installments, of twenty (20) per cent each of such amount, except as provided in paragraph 5 of this Article. The first installment shall be paid by each member within thirty (30) days after entry into force of this Agreement, or on or before the date of deposit on its behalf of its instrument of ratification, acceptance or approval in accordance with paragraph 1 of Article 58, whichever is later. The second installment shall become due one (1) year from the entry into force of this Agreement. The remaining three (3) installments shall become due successively one (1) year from the date on which the preceding installment becomes due.

2. Each installment of the payment of initial subscriptions to the original paid-in capital stock shall be paid in dollars or other convertible currency, except as provided in paragraph 5 of this Article. The Bank may at any time convert such payments into dollars. All rights, including voting rights, acquired in respect of paid-in and associated callable shares for which such payments are due but have not been received shall be suspended until full payment is received by the Bank.

3. Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. In the event of such a call, payment may be made at the option of the member in dollars or in the currency required to discharge the obligations of the Bank for the purpose of which the call is made. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

4. The Bank shall determine the place for any payment under this Article, provided that, until the inaugural meeting of the Board of Governors, the payment of the first installment referred to in paragraph 1 of this Article shall be made to the Government of the People’s Republic of China, as Trustee for the Bank.

5. A member considered as a less developed country for purposes of this paragraph may pay its subscription under paragraphs 1 and 2 of this Article, as an alternative, either:

(a)

entirely in dollars or other convertible currency in up to ten (10) installments, with each such installment equal to ten (10) percent of the total amount, the first and second installments due as provided in paragraph 1, and the third through tenth installments due on the second and subsequent anniversary dates of the entry into force of this Agreement; or

(b)

with a portion in dollars or other convertible currency and a portion of up to fifty (50) per cent of each installment in the currency of the member, following the schedule of installments provided in paragraph 1 of this Article. The following provisions shall apply to payments under this sub-paragraph (b):

(i)	The member shall advise the Bank at the time of subscription under paragraph 1 of this Article of the proportion of payments to be made in its own currency.

(ii)

Each payment of a member in its own currency under this paragraph 5 shall be in such amount as the Bank determines to be equivalent to the full value in terms of dollars of the portion of the subscription being paid. The initial payment shall be in such amount as the member considers appropriate hereunder but shall be subject to such adjustment, to be effected within ninety (90) days of the date on which such payment was due, as the Bank shall determine to be necessary to constitute the full dollar equivalent of such payment.

(iii)

Whenever in the opinion of the Bank, the foreign exchange value of a member’s currency has depreciated to a significant extent, that member shall pay to the Bank within a reasonable time an additional amount of its currency required to maintain the value of all such currency held by the Bank on account of its subscription.

(iv)

Whenever in the opinion of the Bank, the foreign exchange value of a member’s currency has appreciated to a significant extent, the Bank shall pay to that member within a reasonable time an amount of that currency required to adjust the value of all such currency held by the Bank on account of its subscription.

(v)	The Bank may waive its rights to payment under sub-paragraph (iii) and the member may waive its rights to payment under sub-paragraph (iv).

6. The Bank shall accept from any member paying its subscription under sub-paragraph 5 (b) of this Article promissory notes or other obligations issued by the Government of the member, or by the depository designated by such member, in lieu of the amount to be paid in the currency of the member, provided such amount is not required by the Bank for the conduct of its operations. Such notes or obligations shall be non-negotiable, non-interest-bearing, and payable to the Bank at par value upon demand.

Article 7 Terms of Shares

1. Shares of stock initially subscribed by members shall be issued at par. Other shares shall be issued at par unless the Board of Governors by a Special Majority vote as provided in Article 28 decides in special circumstances to issue them on other terms.

2. Shares of stock shall not be pledged or encumbered in any manner whatsoever, and they shall be transferable only to the Bank.

3. The liability of the members on shares shall be limited to the unpaid portion of their issue price.

4. No member shall be liable, by reason of its membership, for obligations of the Bank.

Article 8 Ordinary Resources

As used in this Agreement, the term “ordinary resources” of the Bank shall include the following:

(i)	authorized capital stock of the Bank, including both paid-in and callable shares, subscribed pursuant to Article 5;

(ii)	funds raised by the Bank by virtue of powers conferred by paragraph 1 of Article 16, to which the commitment to calls provided for in paragraph 3 of Article 6 is applicable;

(iii)

funds received in repayment of loans or guarantees made with the resources indicated in sub-paragraphs (i) and (ii) of this Article or as returns on equity investments and other types of financing approved under sub-paragraph 2 (vi) of Article 11 made with such resources;

(iv)	income derived from loans made from the aforementioned funds or from guarantees to which the commitment to calls set forth in paragraph 3 of Article 6 is applicable; and

(v)	any other funds or income received by the Bank which do not form part of its Special Funds resources referred to in Article 17 of this Agreement.

CHAPTER III

OPERATIONS OF THE BANK

Article 9 Use of Resources

The resources and facilities of the Bank shall be used exclusively to implement the purpose and functions set forth, respectively, in Articles 1 and 2, and in accordance with sound banking principles.

Article 10 Ordinary and Special Operations

1.	The operations of the Bank shall consist of:

(i)	ordinary operations financed from the ordinary resources of the Bank, referred to in Article 8; and

(ii)	special operations financed from the Special Funds resources referred to in Article 17.

The two types of operations may separately finance elements of the same project or program.

2. The ordinary resources and the Special Funds resources of the Bank shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from each other. The financial statements of the Bank shall show the ordinary operations and special operations separately.

3. The ordinary resources of the Bank shall, under no circumstances, be charged with, or used to discharge, losses or liabilities arising out of special operations or other activities for which Special Funds resources were originally used or committed.

4. Expenses appertaining directly to ordinary operations shall be charged to the ordinary resources of the Bank. Expenses appertaining directly to special operations shall be charged to the Special Funds resources. Any other expenses shall be charged as the Bank shall determine.

Article 11 Recipients and Methods of Operation

1. (a) The Bank may provide or facilitate financing to any member, or any agency, instrumentality or political subdivision thereof, or any entity or enterprise operating in the territory of a member, as well as to international or regional agencies or entities concerned with economic development of the region.

(b) The Bank may, in special circumstances, provide assistance to a recipient not listed in sub-paragraph (a) above only if the Board of Governors, by a Super Majority vote as provided in Article 28: (i) shall have determined that such assistance is designed to serve the purpose and come within the functions of the Bank and is in the interest of the Bank’s membership; and (ii) shall have specified the types of assistance under paragraph 2 of this Article that may be provided to such recipient.

2.	The Bank may carry out its operations in any of the following ways:

(i)	by making, co-financing or participating in direct loans;

(ii)	by investment of funds in the equity capital of an institution or enterprise;

(iii)	by guaranteeing, whether as primary or secondary obligor, in whole or in part, loans for economic development;

(iv)	by deploying Special Funds resources in accordance with the agreements determining their use;

(v)	by providing technical assistance in accordance with Article 15; or

(vi)	through other types of financing as may be determined by the Board of Governors, by a Special Majority vote as provided in Article 28.

Article 12 Limitations on Ordinary Operations

1. The total amount outstanding of loans, equity investments, guarantees and other types of financing provided by the Bank in its ordinary operations under sub-paragraphs 2 (i), (ii), (iii) and (vi) of Article 11 shall not at any time be increased, if by such increase the total amount of its unimpaired subscribed capital, reserves and retained earnings included in its ordinary resources would be exceeded. Notwithstanding the provisions of the preceding sentence, the Board of Governors may, by a Super Majority vote as provided in Article 28, determine at any time that, based on the Bank’s financial position and financial standing, the limitation under this paragraph may be increased, up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings included in its ordinary resources.

2. The amount of the Bank’s disbursed equity investments shall not at any time exceed an amount corresponding to its total unimpaired paid-in subscribed capital and general reserves.

Article 13 Operating Principles

The operations of the Bank shall be conducted in accordance with the principles set out below.

1. The Bank shall be guided by sound banking principles in its operations.

2. The operations of the Bank shall provide principally for the financing of specific projects or specific investment programs, for equity investment, and for technical assistance in accordance with Article 15.

3. The Bank shall not finance any undertaking in the territory of a member if that member objects to such financing.

4. The Bank shall ensure that each of its operations complies with the Bank’s operational and financial policies, including without limitation, policies addressing environmental and social impacts.

5. In considering an application for financing, the Bank shall pay due regard to the ability of the recipient to obtain financing or facilities elsewhere on terms and conditions that the Bank considers reasonable for the recipient, taking into account all pertinent factors.

6. In providing or guaranteeing financing, the Bank shall pay due regard to the prospects that the recipient and guarantor, if any, will be in a position to meet their obligations under the financing contract.

7. In providing or guaranteeing financing, the financial terms, such as rate of interest and other charges and the schedule for repayment of principal shall be such as are, in the opinion of the Bank, appropriate for the financing concerned and the risk to the Bank.

8. The Bank shall place no restriction upon the procurement of goods and services from any country from the proceeds of any financing undertaken in the ordinary or special operations of the Bank.

9. The Bank shall take the necessary measures to ensure that the proceeds of any financing provided, guaranteed or participated in by the Bank are used only for the purposes for which the financing was granted and with due attention to considerations of economy and efficiency.

10. The Bank shall pay due regard to the desirability of avoiding a disproportionate amount of its resources being used for the benefit of any member.

11. The Bank shall seek to maintain reasonable diversification in its investments in equity capital. In its equity investments, the Bank shall not assume responsibility for managing any entity or enterprise in which it has an investment and shall not seek a controlling interest in the entity or enterprise concerned, except where necessary to safeguard the investment of the Bank.

Article 14 Terms and Conditions for Financing

1. In the case of loans made or participated in or loans guaranteed by the Bank, the contract shall establish, in conformity with the operating principles set forth in Article 13 and subject to the other provisions of this Agreement, the terms and conditions for the loan or the guarantee concerned. In setting such terms and conditions, the Bank shall take fully into account the need to safeguard its income and financial position.

2. Where the recipient of loans or guarantees of loans is not itself a member, the Bank may, when it deems it advisable, require that the member in whose territory the project concerned is to be carried out, or a public agency or any instrumentality of that member acceptable to the Bank, guarantee the repayment of the principal and the payment of interest and other charges on the loan in accordance with the terms thereof.

3. The amount of any equity investment shall not exceed such percentage of the equity capital of the entity or enterprise concerned as permitted under policies approved by the Board of Directors.

4. The Bank may provide financing in its operations in the currency of the country concerned, in accordance with policies that minimize currency risk.

Article 15 Technical Assistance

1. The Bank may provide technical advice and assistance and other similar forms of assistance which serve its purpose and come within its functions.

2. Where expenditures incurred in furnishing such services are not reimbursable, the Bank shall charge such expenditures to the income of the Bank.

CHAPTER IV

FINANCES OF THE BANK

Article 16 General Powers

In addition to the powers specified elsewhere in this Agreement, the Bank shall have the powers set out below.

1. The Bank may raise funds, through borrowing or other means, in member countries or elsewhere, in accordance with the relevant legal provisions.

2. The Bank may buy and sell securities the Bank has issued or guaranteed or in which it has invested.

3. The Bank may guarantee securities in which it has invested in order to facilitate their sale.

4. The Bank may underwrite, or participate in the underwriting of, securities issued by any entity or enterprise for purposes consistent with the purpose of the Bank.

5. The Bank may invest or deposit funds not needed in its operations.

6. The Bank shall ensure that every security issued or guaranteed by the Bank shall bear on its face a conspicuous statement to the effect that it is not an obligation of any Government, unless it is in fact the obligation of a particular Government, in which case it shall so state.

7. The Bank may establish and administer funds held in trust for other parties, provided such trust funds are designed to serve the purpose and come within the functions of the Bank, under a trust fund framework which shall have been approved by the Board of Governors.

8. The Bank may establish subsidiary entities which are designed to serve the purpose and come within the functions of the Bank, only with the approval of the Board of Governors by a Special Majority vote as provided in Article 28.

9. The Bank may exercise such other powers and establish such rules and regulations as may be necessary or appropriate in furtherance of its purpose and functions, consistent with the provisions of this Agreement.

Article 17 Special Funds

1. The Bank may accept Special Funds which are designed to serve the purpose and come within the functions of the Bank; such Special Funds shall be resources of the Bank. The full cost of administering any Special Fund shall be charged to that Special Fund.

2. Special Funds accepted by the Bank may be used on terms and conditions consistent with the purpose and functions of the Bank and with the agreement relating to such Funds.

3. The Bank shall adopt such special rules and regulations as may be required for the establishment, administration and use of each Special Fund. Such rules and regulations shall be consistent with the provisions of this Agreement, except for those provisions expressly applicable only to ordinary operations of the Bank.

4. The term “Special Funds resources” shall refer to the resources of any Special Fund and shall include:

(i)	funds accepted by the Bank for inclusion in any Special Fund;

(ii)

funds received in respect of loans or guarantees, and the proceeds of any equity investments, financed from the resources of any Special Fund which, under the rules and regulations of the Bank governing that Special Fund, are received by such Special Fund;

(iii)	income derived from investment of Special Funds resources; and

(iv)	any other resources placed at the disposal of any Special Fund.

Article 18 Allocation and Distribution of Net Income

1. The Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members. Any such decision on the allocation of the Bank’s net income to other purposes shall be taken by a Super Majority vote as provided in Article 28.

2. The distribution referred to in the preceding paragraph shall be made in proportion to the number of shares held by each member, and payments shall be made in such manner and in such currency as the Board of Governors shall determine.

Article 19 Currencies

1. Members shall not impose any restrictions on currencies, including the receipt, holding, use or transfer by the Bank or by any recipient from the Bank, for payments in any country.

2. Whenever it shall become necessary under this Agreement to value any currency in terms of another or determine whether any currency is convertible, such valuation or determination shall be made by the Bank.

Article 20 Methods of Meeting Liabilities of the Bank

1. In the Bank’s ordinary operations, in cases of arrears or default on loans made, participated in, or guaranteed by the Bank, and in cases of losses on equity investment or other types of financing under sub-paragraph 2 (vi) of Article 11, the Bank shall take such action as it deems appropriate. The Bank shall maintain appropriate provisions against possible losses.

2. Losses arising in the Bank’s ordinary operations shall be charged:

(i)	first, to the provisions referred to in paragraph 1 above;

(ii)	second, to net income;

(iii)	third, against reserves and retained earnings;

(iv)	fourth, against unimpaired paid-in capital; and

(v)	last, against an appropriate amount of the uncalled subscribed callable capital which shall be called in accordance with the provisions of paragraph 3 of Article 6.

CHAPTER V

GOVERNANCE

Article 21 Structure

The Bank shall have a Board of Governors, a Board of Directors, a President, one or more Vice-Presidents, and such other officers and staff as may be considered necessary.

Article 22 Board of Governors: Composition

1. Each member shall be represented on the Board of Governors and shall appoint one Governor and one Alternate Governor. Each Governor and Alternate Governor shall serve at the pleasure of the appointing member. No Alternate Governor may vote except in the absence of his principal.

2. At each of its annual meetings, the Board shall elect one of the Governors as Chairman who shall hold office until the election of the next Chairman.

3. Governors and Alternate Governors shall serve as such without remuneration from the Bank, but the Bank may pay them reasonable expenses incurred in attending meetings.

Article 23 Board of Governors: Powers

1. All the powers of the Bank shall be vested in the Board of Governors.

2. The Board of Governors may delegate to the Board of Directors any or all its powers, except the power to:

(i)	admit new members and determine the conditions of their admission;

(ii)	increase or decrease the authorized capital stock of the Bank;

(iii)	suspend a member;

(iv)	decide appeals from interpretations or applications of this Agreement given by the Board of Directors;

(v)	elect the Directors of the Bank and determine the expenses to be paid for Directors and Alternate Directors and remuneration, if any, pursuant to paragraph 6 of Article 25;

(vi)	elect the President, suspend or remove him from office, and determine his remuneration and other conditions of service;

(vii)	approve, after reviewing the auditors’ report, the general balance sheet and the statement of profit and loss of the Bank;

(viii)	determine the reserves and the allocation and distribution of the net profits of the Bank;

(ix)	amend this Agreement;

(x)	decide to terminate the operations of the Bank and to distribute its assets; and

(xi)	exercise such other powers as are expressly assigned to the Board of Governors in this Agreement.

3. The Board of Governors shall retain full power to exercise authority over any matter delegated to the Board of Directors under paragraph 2 of this Article.

Article 24 Board of Governors: Procedure

1. The Board of Governors shall hold an annual meeting and such other meetings as may be provided for by the Board of Governors or called by the Board of Directors. Meetings of the Board of Governors shall be called by the Board of Directors whenever requested by five (5) members of the Bank.

2. A majority of the Governors shall constitute a quorum for any meeting of the Board of Governors, provided such majority represents not less than two-thirds of the total voting power of the members.

3. The Board of Governors shall by regulation establish procedures whereby the Board of Directors may obtain a vote of the Governors on a specific question without a meeting and provide for electronic meetings of the Board of Governors in special circumstances.

4. The Board of Governors, and the Board of Directors to the extent authorized, may establish such subsidiary entities, and adopt such rules and regulations, as may be necessary or appropriate to conduct the business of the Bank.

Article 25 Board of Directors: Composition

1. The Board of Directors shall be composed of twelve (12) members who shall not be members of the Board of Governors, and of whom:

(i)	nine (9) shall be elected by the Governors representing regional members; and

(ii)	three (3) shall be elected by the Governors representing non-regional members.

Directors shall be persons of high competence in economic and financial matters and shall be elected in accordance with Schedule B. Directors shall represent members whose Governors have elected them as well as members whose Governors assign their votes to them.

2. The Board of Governors shall, from time to time, review the size and composition of the Board of Directors, and may increase or decrease the size or revise the composition as appropriate, by a Super Majority vote as provided in Article 28.

3. Each Director shall appoint an Alternate Director with full power to act for him when he is not present. The Board of Governors shall adopt rules enabling a Director elected by more than a specified number of members to appoint an additional Alternate Director.

4. Directors and Alternate Directors shall be nationals of member countries.

No two or more Directors may be of the same nationality nor may any two or more Alternate Directors be of the same nationality. Alternate Directors may participate in meetings of the Board but may vote only when the Alternate Director is acting in place of the Director.

5. Directors shall hold office for a term of two (2) years and may be reelected.

(a)	Directors shall continue in office until their successors shall have been chosen and assumed office.

(b)

If the office of a Director becomes vacant more than one hundred and eighty (180) days before the end of his term, a successor shall be chosen in accordance with Schedule B, for the remainder of the term, by the Governors who elected the former Director. A majority of the votes cast by such Governors shall be required for such election. The Governors who elected a Director may similarly choose a successor if the office of a Director becomes vacant one hundred and eighty (180) days or less before the end of his term.

(c)	While the office of a Director remains vacant, an Alternate Director of the former Director shall exercise the powers of the latter, except that of appointing an Alternate Director.

6. Directors and Alternate Directors shall serve without remuneration from the Bank, unless the Board of Governors shall decide otherwise, but the Bank may pay them reasonable expenses incurred in attending meetings.

Article 26 Board of Directors: Powers

The Board of Directors shall be responsible for the direction of the general operations of the Bank and, for this purpose, shall, in addition to the powers assigned to it expressly by this Agreement, exercise all the powers delegated to it by the Board of Governors, and in particular:

(i)	prepare the work of the Board of Governors;

(ii)

establish the policies of the Bank, and, by a majority representing not less than three-fourths of the total voting power of the members, take decisions on major operational and financial policies and on delegation of authority to the President under Bank policies;

(iii)

take decisions concerning operations of the Bank under paragraph 2 of Article 11, and, by a majority representing not less than three-fourths of the total voting power of the members, decide on the delegation of such authority to the President;

(iv)

supervise the management and the operation of the Bank on a regular basis, and establish an oversight mechanism for that purpose, in line with principles of transparency, openness, independence and accountability;

(v)	approve the strategy, annual plan and budget of the Bank;

(vi)	appoint such committees as deemed advisable; and

(vii)	submit the audited accounts for each financial year for approval of the Board of Governors.

Article 27 Board of Directors: Procedure

1. The Board of Directors shall meet as often as the business of the Bank may require, periodically throughout the year. The Board of Directors shall function on a non-resident basis except as otherwise decided by the Board of Governors by a Super Majority vote as provided in Article 28. Meetings may be called by the Chairman or whenever requested by three (3) Directors.

2. A majority of the Directors shall constitute a quorum for any meeting of the Board of Directors, provided such majority represents not less than two-thirds of the total voting power of the members.

3. The Board of Governors shall adopt regulations under which, if there is no Director of its nationality, a member may send a representative to attend, without right to vote, any meeting of the Board of Directors when a matter particularly affecting that member is under consideration.

4. The Board of Directors shall establish procedures whereby the Board can hold an electronic meeting or vote on a matter without holding a meeting.

Article 28 Voting

1. The total voting power of each member shall consist of the sum of its basic votes, share votes and, in the case of a Founding Member, its Founding Member votes.

(i)

The basic votes of each member shall be the number of votes that results from the equal distribution among all the members of twelve (12) per cent of the aggregate sum of the basic votes, share votes and Founding Member votes of all the members.

(ii)	The number of the share votes of each member shall be equal to the number of shares of the capital stock of the Bank held by that member.

(iii)	Each Founding Member shall be allocated six hundred (600) Founding Member votes.

In the event a member fails to pay any part of the amount due in respect of its obligations in relation to paid-in shares under Article 6, the number of share votes to be exercised by the member shall, as long as such failure continues, be reduced proportionately, by the percentage which the amount due and unpaid represents of the total par value of paid-in shares subscribed to by that member.

2. In voting in the Board of Governors, each Governor shall be entitled to cast the votes of the member he represents.

(i)	Except as otherwise expressly provided in this Agreement, all matters before the Board of Governors shall be decided by a majority of the votes cast.

(ii)

A Super Majority vote of the Board of Governors shall require an affirmative vote of two-thirds of the total number of Governors, representing not less than three-fourths of the total voting power of the members.

(iii)

A Special Majority vote of the Board of Governors shall require an affirmative vote of a majority of the total number of Governors, representing not less than a majority of the total voting power of the members.

3. In voting in the Board of Directors, each Director shall be entitled to cast the number of votes to which the Governors who elected him are entitled and those to which any Governors who have assigned their votes to him, pursuant to Schedule B, are entitled.

(i)	A Director entitled to cast the votes of more than one member may cast the votes for those members separately.

(ii)	Except as otherwise expressly provided in this Agreement, all matters before the Board of Directors shall be decided by a majority of the votes cast.

Article 29 The President

1. The Board of Governors, through an open, transparent and merit-based process, shall elect a president of the Bank by a Super Majority vote as provided in Article 28. He shall be a national of a regional member country. The President, while holding office, shall not be a Governor or a Director or an Alternate for either.

2. The term of office of the President shall be five (5) years. He may be reelected once. The President may be suspended or removed from office when the Board of Governors so decides by a Super Majority vote as provided in Article 28.

(a)

If the office of the President for any reason becomes vacant during his term, the Board of Governors shall appoint an Acting President for a temporary period or elect a new President, in accordance with paragraph 1 of this Article.

3. The President shall be Chairman of the Board of Directors but shall have no vote, except a deciding vote in case of an equal division. He may participate in meetings of the Board of Governors but shall not vote.

4. The President shall be the legal representative of the Bank. He shall be chief of the staff of the Bank and shall conduct, under the direction of the Board of Directors, the current business of the Bank.

Article 30 Officers and Staff of the Bank

1. One or more Vice-Presidents shall be appointed by the Board of Directors on the recommendation of the President, on the basis of an open, transparent and merit-based process. A Vice-President shall hold office for such term, exercise such authority and perform such functions in the administration of the Bank, as may be determined by the Board of Directors. In the absence or incapacity of the President, a Vice-President shall exercise the authority and perform the functions of the President.

2. The President shall be responsible for the organization, appointment and dismissal of the officers and staff in accordance with regulations adopted by the Board of Directors, with the exception of Vice-Presidents to the extent provided in paragraph 1 above.

3. In appointing officers and staff and recommending Vice-Presidents, the President shall, subject to the paramount importance of securing the highest standards of efficiency and technical competence, pay due regard to the recruitment of personnel on as wide a regional geographical basis as possible.

Article 31 The International Character of the Bank

1. The Bank shall not accept Special Funds, loans or assistance that may in any way prejudice, limit, deflect or otherwise alter its purpose or functions.

2. The Bank, its President, officers and staff shall not interfere in the political affairs of any member, nor shall they be influenced in their decisions by the political character of the member concerned. Only economic considerations shall be relevant to their decisions. Such considerations shall be weighed impartially in order to achieve and carry out the purpose and functions of the Bank.

3. The President, officers and staff of the Bank, in the discharge of their offices, owe their duty entirely to the Bank and to no other authority. Each member of the Bank shall respect the international character of this duty and shall refrain from all attempts to influence any of them in the discharge of their duties.

CHAPTER VI

GENERAL PROVISIONS

Article 32 Offices of the Bank

1. The principal office of the Bank shall be located in Beijing, People’s Republic of China.

2. The Bank may establish agencies or offices elsewhere.

Article 33 Channel of Communication; Depositories

1. Each member shall designate an appropriate official entity with which the Bank may communicate in connection with any matter arising under this Agreement.

2. Each member shall designate its central bank, or such other institution as may be agreed upon with the Bank, as a depository with which the Bank may keep its holdings of currency of that member as well as other assets of the Bank.

3. The Bank may hold its assets with such depositories as the Board of Directors shall determine.

Article 34 Reports and Information

1. The working language of the Bank shall be English, and the Bank shall rely on the English text of this Agreement for all decisions and for interpretations under Article 54.

2. Members shall furnish the Bank with such information it may reasonably request of them in order to facilitate the performance of its functions.

3. The Bank shall transmit to its members an annual report containing an audited statement of its accounts and shall publish such report. It shall also transmit quarterly to its members a summary statement of its financial position and a profit and loss statement showing the results of its operations.

4. The Bank shall establish a policy on the disclosure of information in order to promote transparency in its operations. The Bank may publish such reports as it deems desirable in the carrying out of its purpose and functions.

Article 35 Cooperation with Members and International Organizations

1. The Bank shall work in close cooperation with all its members, and, in such manner as it may deem appropriate within the terms of this Agreement, with other international financial institutions, and international organizations concerned with the economic development of the region or the Bank’s operational areas.

2. The Bank may enter into arrangements with such organizations for purposes consistent with this Agreement, with the approval of the Board of Directors.

Article 36 References

1. References in this Agreement to Article or Schedule refer to Articles and Schedules of this Agreement, unless otherwise specified.

2. References in this Agreement to a specific gender shall be equally applicable to any gender.

CHAPTER VII

WITHDRAWAL AND SUSPENSION OF MEMBERS

Article 37 Withdrawal of Membership

1. Any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office.

2. Withdrawal by a member shall become effective, and its membership shall cease, on the date specified in its notice but in no event less than six (6) months after the date that notice has been received by the Bank. However, at any time before the withdrawal becomes finally effective, the member may notify the Bank in writing of the cancellation of its notice of intention to withdraw.

3. A withdrawing member shall remain liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. If the withdrawal becomes finally effective, the member shall not incur any liability for obligations resulting from operations of the Bank effected after the date on which the withdrawal notice was received by the Bank.

Article 38 Suspension of Membership

1. If a member fails to fulfill any of its obligations to the Bank, the Board of Governors may suspend such member by a Super Majority vote as provided in Article 28.

2. The member so suspended shall automatically cease to be a member one (1) year from the date of its suspension, unless the Board of Governors decides by a Super Majority vote as provided in Article 28 to restore the member to good standing.

3. While under suspension, a member shall not be entitled to exercise any rights under this Agreement, except the right of withdrawal, but shall remain subject to all its obligations.

Article 39 Settlement of Accounts

1. After the date on which a country ceases to be a member, it shall remain liable for its direct obligations to the Bank and for its contingent liabilities to the Bank so long as any part of the loans, guarantees, equity investments or other forms of financing under paragraph 2 (vi) of Article 11 (hereinafter, other financing) contracted before it ceased to be a member is outstanding, but it shall not incur liabilities with respect to loans, guarantees, equity investments or other financing entered into thereafter by the Bank nor share either in the income or the expenses of the Bank.

2. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country in accordance with the provisions of paragraphs 3 and 4 of this Article. For this purpose, the repurchase price of the shares shall be the value shown by the books of the Bank on the date the country ceases to be a member.

3. The payment for shares repurchased by the Bank under this Article shall be governed by the following conditions:

(i)

Any amount due to the country concerned for its shares shall be withheld so long as that country, its central bank or any of its agencies, instrumentalities or political subdivisions remains liable, as borrower, guarantor or other contracting party with respect to equity investment or other financing, to the Bank and such amount may, at the option of the Bank, be applied on any such liability as it matures. No amount shall be withheld on account of the contingent liability of the country for future calls on its subscription for shares in accordance with paragraph 3 of Article 6. In any event, no amount due to a member for its shares shall be paid until six (6) months after the date on which the country ceases to be a member.

(ii)

Payments for shares may be made from time to time, upon surrender of the corresponding stock certificates by the country concerned, to the extent by which the amount due as the repurchase price in accordance with paragraph 2 of this Article exceeds the aggregate amount of liabilities, on loans, guarantees, equity investments and other financing referred to in sub-paragraph (i) of this paragraph, until the former member has received the full repurchase price.

(iii)	Payments shall be made in such available currencies as the Bank determines, taking into account its financial position.

(iv)

If losses are sustained by the Bank on any loans, guarantees, equity investments or other financing which were outstanding on the date when a country ceased to be a member and the amount of such losses exceeds the amount of the reserve provided against losses on that date, the country concerned shall repay, upon demand, the amount by which the repurchase price of its shares would have been reduced if the losses had been taken into account when the repurchase price was determined. In addition, the former member shall remain liable on any call for unpaid subscriptions in accordance with paragraph 3 of Article 6, to the same extent that it would have been required to respond if the impairment of capital had occurred and the call had been made at the time the repurchase price of its shares was determined.

4. If the Bank terminates its operations pursuant to Article 41 within six (6) months of the date upon which any country ceases to be a member, all rights of the country concerned shall be determined in accordance with the provisions of Articles 41 to 43. Such country shall be considered as still a member for purposes of such Articles but shall have no voting rights.

CHAPTER VIII

SUSPENSION AND TERMINATION OF OPERATIONS OF THE BANK

Article 40 Temporary Suspension of Operations

In an emergency, the Board of Directors may temporarily suspend operations in respect of new loans, guarantees, equity investment and other forms of financing under sub-paragraph 2 (vi) of Article 11, pending an opportunity for further consideration and action by the Board of Governors.

Article 41 Termination of Operations

1. The Bank may terminate its operations by a resolution of the Board of Governors approved by a Super Majority vote as provided in Article 28.

2. After such termination, the Bank shall forthwith cease all activities, except those incident to the orderly realization, conservation and preservation of its assets and settlement of its obligations.

Article 42 Liability of Members and Payments of Claims

1. In the event of termination of the operation of the Bank, the liability of all members for uncalled subscriptions to the capital stock of the Bank and in respect of the depreciation of their currencies shall continue until all claims of creditors, including all contingent claims, shall have been discharged.

2. All creditors holding direct claims shall first be paid out of the assets of the Bank and then out of payments to the Bank or unpaid or callable subscriptions. Before making any payments to creditors holding direct claims, the Board of Directors shall make such arrangements as are necessary, in its judgment, to ensure a pro rata distribution among holders of direct and contingent claims.

Article 43 Distribution of Assets

1. No distribution of assets shall be made to members on account of their subscriptions to the capital stock of the Bank until:

(i)	all liabilities to creditors have been discharged or provided for; and

(ii)	the Board of Governors has decided, by a Super Majority vote as provided in Article 28, to make such distribution.

2. Any distribution of the assets of the Bank to the members shall be in proportion to the capital stock held by each member and shall be effected at such times and under such conditions as the Bank shall deem fair and equitable. The shares of assets distributed need not be uniform as to type of asset. No member shall be entitled to receive its share in such a distribution of assets until it has settled all of its obligations to the Bank.

3. Any member receiving assets distributed pursuant to this Article shall enjoy the same rights with respect to such assets as the Bank enjoyed prior to their distribution.

CHAPTER IX

STATUS, IMMUNITIES, PRIVILEGES AND EXEMPTIONS

Article 44 Purposes of Chapter

1. To enable the Bank to fulfill its purpose and carry out the functions entrusted to it, the status, immunities, privileges and exemptions set forth in this Chapter shall be accorded to the Bank in the territory of each member.

2. Each member shall promptly take such action as is necessary to make effective in its own territory the provisions set forth in this Chapter and shall inform the Bank of the action which it has taken.

Article 45 Status of the Bank

The Bank shall possess full juridical personality and, in particular, the full legal capacity:

(i) to contract;

(ii) to acquire, and dispose of, immovable and movable property;

(iii) to institute and respond to legal proceedings; and (iv) to take such other action as may be necessary or useful for its purpose and activities.

Article 46 Immunity from Judicial Proceedings

1. The Bank shall enjoy immunity from every form of legal process, except in cases arising out of or in connection with the exercise of its powers to raise funds, through borrowings or other means, to guarantee obligations, or to buy and sell or underwrite the sale of securities, in which cases actions may be brought against the Bank only in a court of competent jurisdiction in the territory of a country in which the Bank has an office, or has appointed an agent for the purpose of accepting service or notice of process, or has issued or guaranteed securities.

2. Notwithstanding the provisions of paragraph 1 of this Article, no action shall be brought against the Bank by any member, or by any agency or instrumentality of a member, or by any entity or person directly or indirectly acting for or deriving claims from a member or from any agency or instrumentality of a member. Members shall have recourse to such special procedures for the settlement of controversies between the Bank and its members as may be prescribed in this Agreement, in the by-laws and regulations of the Bank, or in the contracts entered into with the Bank.

3. Property and assets of the Bank shall, wheresoever located and by whomsoever held, be immune from all forms of seizure, attachment or execution before the delivery of final judgment against the Bank.

Article 47 Immunity of Assets and Archives

1. Property and assets of the Bank, wheresoever located and by whomsoever held, shall be immune from search, requisition, confiscation, expropriation or any other form of taking or foreclosure by executive or legislative action.

2. The archives of the Bank, and, in general, all documents belonging to it, or held by it, shall be inviolable, wheresoever located and by whomsoever held.

Article 48 Freedom of Assets from Restrictions

To the extent necessary to carry out the purpose and functions of the Bank effectively, and subject to the provisions of this Agreement, all property and assets of the Bank shall be free from restrictions, regulations, controls and moratoria of any nature.

Article 49 Privilege for Communications

Official communications of the Bank shall be accorded by each member the same treatment that it accords to the official communications of any other member.

Article 50 Immunities and Privileges of Officers and Employees

All Governors, Directors, Alternates, the President, Vice-Presidents and other officers and employees of the Bank, including experts and consultants performing missions or services for the Bank:

(i)

shall be immune from legal process with respect to acts performed by them in their official capacity, except when the Bank waives the immunity and shall enjoy inviolability of all their official papers, documents and records;

(ii)

where they are not local citizens or nationals, shall be accorded the same immunities from immigration restrictions, alien registration requirements and national service obligations, and the same facilities as regards exchange regulations, as are accorded by members to the representatives, officials and employees of comparable rank of other members; and

(iii)	shall be granted the same treatment in respect of travelling facilities as is accorded by members to representatives, officials and employees of comparable rank of other members.

Article 51 Exemption from Taxation

1. The Bank, its assets, property, income and its operations and transactions pursuant to this Agreement, shall be exempt from all taxation and from all customs duties. The Bank shall also be exempt from any obligation for the payment, withholding or collection of any tax or duty.

2. No tax of any kind shall be levied on or in respect of salaries, emoluments and expenses, as the case may be, paid by the Bank to Directors, Alternate Directors, the President, Vice-Presidents and other officers or employees of the Bank, including experts and consultants performing missions or services for the Bank, except where a member deposits with its instrument of ratification, acceptance, or approval a declaration that such member retains for itself and its political subdivisions the right to tax salaries, and emoluments , as the case may be, paid by the Bank to citizens or nationals of such member.

3. No tax of any kind shall be levied on any obligation or security issued by the Bank, including any dividend or interest thereon, by whomsoever held:

(i)	which discriminates against such obligation or security solely because it is issued by the Bank; or

(ii)	if the sole jurisdictional basis for such taxation is the place or currency in which it is issued, made payable or paid, or the location of any office or place of business maintained by the Bank.

4. No tax of any kind shall be levied on any obligation or security guaranteed by the Bank, including any dividend or interest thereon, by whomsoever held:

(i)	which discriminates against such obligation or security solely because it is guaranteed by the Bank; or

(ii)	if the sole jurisdictional basis for such taxation is the location of any office or place of business maintained by the Bank.

Article 52 Waivers

1. The Bank at its discretion may waive any of the privileges, immunities and exemptions conferred under this Chapter in any case or instance, in such manner and upon such conditions as it may determine to be appropriate in the best interests of the Bank.

CHAPTER X

AMENDMENT, INTERPRETATION AND ARBITRATION

Article 53 Amendments

1. This Agreement may be amended only by a resolution of the Board of Governors approved by a Super Majority vote as provided in Article 28.

2. Notwithstanding the provisions of paragraph 1 of this Article, the unanimous agreement of the Board of Governors shall be required for the approval of any amendment modifying:

(i)	the right to withdraw from the Bank;

(ii)	the limitations on liability provided in paragraphs 3 and 4 of Article 7; and

(iii)	the rights pertaining to purchase of capital stock provided in paragraph 4 of Article 5.

3. Any proposal to amend this Agreement, whether emanating from a member or the Board of Directors, shall be communicated to the Chairman of the Board of Governors, who shall bring the proposal before the Board of Governors. When an amendment has been adopted, the Bank shall so certify in an official communication addressed to all members. Amendments shall enter into force for all members three (3) months after the date of the official communication unless the Board of Governors specifies therein a different period.

Article 54 Interpretation

1. Any question of interpretation or application of the provisions of this Agreement arising between any member and the Bank, or between two or more members of the Bank, shall be submitted to the Board of Directors for decision. If there is no Director of its nationality on that Board, a member particularly affected by the question under consideration shall be entitled to direct representation in the Board of Directors during such consideration; the representative of such member shall, however, have no vote. Such right of representation shall be regulated by the Board of Governors.

2. In any case where the Board of Directors has given a decision under paragraph 1 of this Article, any member may require that the question be referred to the Board of Governors, whose decision shall be final. Pending the decision of the Board of Governors, the Bank may, so far as it deems necessary, act on the basis of the decision of the Board of Directors.

Article 55 Arbitration

If a disagreement should arise between the Bank and a country which has ceased to be a member, or between the Bank and any member after adoption of a resolution to terminate the operations of the Bank, such disagreement shall be submitted to arbitration by a tribunal of three arbitrators. One of the arbitrators shall be appointed by the Bank, another by the country concerned, and the third, unless the parties otherwise agree, by the President of the International Court of Justice or such other authority as may have been prescribed by regulations adopted by the Board of Governors. A majority vote of the arbitrators shall be sufficient to reach a decision which shall be final and binding upon the parties. The third arbitrator shall be empowered to settle all questions of procedure in any case where the parties are in disagreement with respect thereto.

Article 56 Approval Deemed Given

Whenever the approval of any member is required before any act may be done by the Bank except under paragraph 2 of Article 53, approval shall be deemed to have been given unless the member presents an objection within such reasonable period as the Bank may fix in notifying the member of the proposed act.

CHAPTER XI

FINAL PROVISIONS

Article 57 Signature and Deposit

1. This Agreement, deposited with the Government of the People’s Republic of China (hereinafter called the “Depository”), shall remain open until December 31, 2015 for signature by the Governments of countries whose names are set forth in Schedule A.

2. The Depository shall send certified copies of this Agreement to all the Signatories and other countries which become members of the Bank.

Article 58 Ratification, Acceptance or Approval

1. This Agreement shall be subject to ratification, acceptance or approval by the Signatories. Instruments of ratification, acceptance or approval shall be deposited with the Depository not later than December 31, 2016, or if necessary, until such later date as may be decided by the Board of Governors by a Special Majority vote as provided in Article 28. The Depository shall duly notify the other Signatories of each deposit and the date thereof.

2. A Signatory whose instrument of ratification, acceptance or approval is deposited before the date on which this Agreement enters into force, shall become a member of the Bank, on that date. Any other Signatory which complies with the provisions of the preceding paragraph, shall become a member of the Bank on the date on which its instrument of ratification, acceptance or approval is deposited.

Article 59 Entry into Force

This Agreement shall enter into force when instruments of ratification, acceptance or approval have been deposited by at least ten (10) Signatories whose initial subscriptions, as set forth in Schedule A to this Agreement, in the aggregate comprise not less than fifty (50) per cent of total of such subscriptions.

Article 60 Inaugural Meeting and Commencement of Operations

1. As soon as this Agreement enters into force, each member shall appoint a Governor, and the Depository shall call the inaugural meeting of the Board of Governors.

2. At its inaugural meeting, the Board of Governors:

(i)	shall elect the President;

(ii)

shall elect the Directors of the Bank in accordance with paragraph 1 of Article 25, provided that the Board of Governors may decide to elect fewer Directors for an initial period shorter than two years in consideration of the number of members and Signatories which have not yet become members;

(iii)	shall make arrangements for the determination of the date on which the Bank shall commence its operations; and

(iv)	shall make such other arrangements as necessary to prepare for the commencement of the Bank’s operations.

3. The Bank shall notify its members of the date of the commencement of its operations.

DONE at Beijing, People’s Republic of China on June 29, 2015, in a single original deposited in the archives of the Depository, whose English, Chinese and French texts are equally authentic.

SCHEDULE A

Initial Subscriptions to the Authorized Capital Stock for Countries Which May Become Members in accordance with Article 58

	Number of Shares	Capital Subscription
		(in million $)
PART A.
REGIONAL MEMBERS
Australia	36,912	3,691.2
Azerbaijan	2,541	254.1
Bangladesh	6,605	660.5
Brunei Darussalam	524	52.4
Cambodia	623	62.3
China	297,804	29,780.4
Georgia	539	53.9
India	83,673	8,367.3
Indonesia	33,607	3,360.7
Iran	15,808	1,580.8
Israel	7,499	749.9
Jordan	1,192	119.2
Kazakhstan	7,293	729.3
Korea	37,388	3,738.8
Kuwait	5,360	536.0
Kyrgyz Republic	268	26.8
Lao People’s Democratic Republic	430	43.0
Malaysia	1,095	109.5
Maldives	72	7.2
Mongolia	411	41.1
Myanmar	2,645	264.5
Nepal	809	80.9
New Zealand	4,615	461.5
Oman	2,592	259.2
Pakistan	10,341	1,034.1

	Number of Shares	Capital Subscription
		(in million $)
Philippines	9,791	979.1
Qatar	6,044	604.4
Russia	65,362	6,536.2
Saudi Arabia	25,446	2,544.6
Singapore	2,500	250.0
Sri Lanka	2,690	269.0
Tajikistan	309	30.9
Thailand	14,275	1,427.5
Turkey	26,099	2,609.9
United Arab Emirates	11,857	1,185.7
Uzbekistan	2,198	219.8
Vietnam	6,633	663.3
Unallocated	16,150	1,615.0
TOTAL	750,000	75,000.0

PART B.
NON-REGIONAL MEMBERS
Austria	5,008	500.8
Brazil	31,810	3,181.0
Denmark	3,695	369.5
Egypt	6,505	650.5
Finland	3,103	310.3
France	33,756	3,375.6
Germany	44,842	4,484.2
Iceland	176	17.6
Italy	25,718	2,571.8
Luxembourg	697	69.7
Malta	136	13.6
Netherlands	10,313	1,031.3
Norway	5,506	550.6
Poland	8,318	831.8
Portugal	650	65.0
South Africa	5,905	590.5

	Number of Shares	Capital Subscription
		(in million $)
Spain	17,615	1,761.5
Sweden	6,300	630.0
Switzerland	7,064	706.4
United Kingdom	30,547	3,054.7
Unallocated	2,336	233.6
TOTAL	250,000	25,000.0
GRAND TOTAL	1,000,000	100,000.0

SCHEDULE B

ELECTION OF DIRECTORS

The Board of Governors shall prescribe rules for the conduct of each election of Directors, in accordance with the following provisions.

1. Constituencies. Each Director shall represent one or more members in a constituency. The total aggregate voting power of each constituency shall consist of the votes which the Director is entitled to cast under paragraph 3 of Article 28.

2. Constituency Voting Power. For each election, the Board of Governors shall establish a Minimum Percentage for constituency voting power for Directors to be elected by Governors representing regional members (Regional Directors) and a Minimum Percentage for constituency voting power for Directors to be elected by Governors representing non-regional members (Non-Regional Directors).

(a)

The Minimum Percentage for Regional Directors shall be set as a percentage of the total votes eligible to be cast in the election by the Governors representing regional members (Regional Governors). The initial Minimum Percentage for Regional Directors shall be 6%.

(b)

The Minimum Percentage for Non-Regional Directors shall be set as a percentage of the total votes eligible to be cast in the election by the Governors representing non-regional members (Non-Regional Governors). The initial Minimum Percentage for Non-Regional Directors shall be 15%.

3. Adjustment Percentage. In order to adjust voting power across constituencies when subsequent rounds of balloting are required under paragraph 7 below, the Board of Governors shall establish, for each election, an Adjustment Percentage for Regional Directors and an Adjustment Percentage for Non-Regional Directors. Each Adjustment Percentage shall be higher than the corresponding Minimum Percentage.

(a)

The Adjustment Percentage for Regional Directors shall be set as a percentage of the total votes eligible to be cast in the election by the Regional Governors. The initial Adjustment Percentage for Regional Directors shall be 15%.

(b)

The Adjustment Percentage for Non-Regional Directors shall be set as a percentage of the total votes eligible to be cast in the election by the Non-Regional Governors. The initial Adjustment Percentage for Non-Regional Directors shall be 60%.

4. Number of Candidates. For each election, the Board of Governors shall establish the number of Regional Directors and Non-Regional Directors to be elected, in light of its decisions on the size and composition of the Board of Directors pursuant to paragraph 2 of Article 25.

(a)	The initial number of Regional Directors shall be nine.

(b)	The initial number of Non-Regional Directors shall be three.

5. Nominations. Each Governor may only nominate one person. Candidates for the office of Regional Director shall be nominated by Regional Governors. Candidates for the office of Non-Regional Director shall be nominated by Non-Regional Governors.

6. Voting. Each Governor may vote for one candidate, casting all of the votes to which the member appointing him is entitled under paragraph 1 of Article 28. The election of Regional Directors shall be by ballot of Regional Governors. The election of Non-Regional Directors shall be by ballot of Non-Regional Governors.

7. First Ballot. On the first ballot, candidates receiving the highest number of votes, up to the number of Directors to be elected, shall be elected as Directors, provided that, to be elected, a candidate shall have received a sufficient number of votes to reach the applicable Minimum Percentage.

(a)

If the required number of Directors is not elected on the first ballot, and the number of candidates was the same as the number of Directors to be elected, the Board of Governors shall determine the subsequent actions to complete the election of Regional Directors or the election of Non-Regional Directors, as the case may be.

8. Subsequent Ballots. If the required number of Directors is not elected on the first ballot, and there were more candidates than the number of Directors to be elected on the ballot, there shall be subsequent ballots, as necessary. For subsequent ballots:

(a)	The candidate receiving the lowest number of votes in the preceding ballot shall not be a candidate in the next ballot.

(b)

Votes shall be cast only by: (i) Governors who voted in the preceding ballot for a candidate who was not elected; and (ii) Governors whose votes for a candidate who was elected are deemed to have raised the votes for that candidate above the applicable Adjustment Percentage under (c) below.

(c)

The votes of all the Governors who cast votes for each candidate shall be added in descending order of number, until the number of votes representing the applicable Adjustment Percentage has been exceeded. Governors whose votes were counted in that calculation shall be deemed to have cast all their votes for that Director, including the Governor whose votes brought the total over the

Adjustment Percentage. The remaining Governors whose votes were not counted in that calculation shall be deemed to have raised the candidate’s total votes above the Adjustment Percentage, and the votes of those Governors shall not count towards the election of that candidate. These remaining Governors may vote in the next ballot.

(d)

If in any subsequent ballot, only one Director remains to be elected, the Director may be elected by a simple majority of the remaining votes. All such remaining votes shall be deemed to have counted towards the election of the last Director.

9. Assignment of Votes. Any Governor who does not participate in voting for the election or whose votes do not contribute to the election of a Director may assign the votes to which he is entitled to an elected Director, provided that such Governor shall first have obtained the agreement of all those Governors who have elected that Director to such assignment.

10. Founding Member Privileges. The nomination and voting by Governors for Directors and the appointment of Alternate Directors by Directors shall respect the principle that each Founding Member shall have the privilege to designate the Director or an Alternate Director in its constituency permanently or on a rotating basis.